Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

SAGENT PHARMACEUTICALS, INC.

a Delaware Corporation

ARTICLE ONE

The name of the Corporation is Sagent Pharmaceuticals, Inc. (the “Corporation”).

Sagent Holding Co. (the “Company”) was previously formed as a corporation organized under the Companies Law (2007 Revision) of the Cayman Islands. The conversion (the “Conversion”) of the Company to the Corporation pursuant to Section 265 of the Delaware General Corporation Law (the “DGCL”) and this Certificate of Incorporation were duly approved and authorized in the manner provided for by the Sixth Amended and Restated Articles of Association of the Company (the “Articles”), the agreement governing the internal affairs of the Company and the conduct of its business, in accordance with Section 265(h) of the DGCL.

Upon the filing of this Certificate of Incorporation and a certificate of conversion with respect to the Conversion with the office of the Secretary of State of the State of Delaware in accordance with Section 265(b) of the DGCL, the Conversion of the Company to the Corporation shall be effective as of the Effective Time (as defined in ARTICLE TWELVE).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company. The registered office and/or registered agent of the Corporation may be changed from time to time by resolution of the Board of Directors.

ARTICLE THREE

The nature of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 105,000,000 shares, of which:

100,000,000 shares, par value $0.01 per share, shall be shares of common stock (“Common Stock”); and

5,000,000 shares, par value $0.01 per share, shall be shares of initially undesignated preferred stock (“Preferred Stock”).

Section 2. Common Stock. Except as (i) otherwise required by law or (ii) expressly provided in this Certificate of Incorporation (as amended from time to time), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(a) Dividends. Subject to the rights of the holders of Preferred Stock and to the other provisions of this Certificate of Incorporation (as amended from time to time), holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(b) Voting Rights. At every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(c) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and amounts payable upon shares of Preferred Stock entitled to a preference, if any, over holders of Common Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (c).

(d) Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(e) Preemptive Rights. No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

Section 3. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law or any exchange on which the Corporation’s securities may then be listed, to provide by resolution or resolutions for the issuance of all or any of the shares of Preferred Stock in one or more class or series, to establish the number of shares to be included in each such class or series, and to fix the voting powers, designations, powers, preferences, and relative, participating, optional, or other rights, if any, of the shares of each such class or series, and any qualifications, limitations, or restrictions thereof including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class. Subject to SECTION 1 of ARTICLE FOUR, the Board of Directors is also expressly authorized to increase or decrease the number of shares of any class or series of Preferred Stock subsequent to the issuance of shares of that class or series, but not below the number of shares of such class or series then outstanding. In case the number of shares of any class or series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

Section 4. Conversion of Ordinary and Preference Shares and Reverse Stock Split.

(a) Conversion of Ordinary and Preference Shares. Upon the Effective Time and immediately prior to the reverse split of the Existing Common Stock (as defined below) set forth below (the “Stock Split”), each Ordinary Share and Preference Share (each as defined in the Articles) outstanding at the Effective Time shall be, without further action by the Corporation or any of the holders thereof, be converted to a share of the Corporation’s Existing Common Stock on a one-for-one basis (the “Conversion”). Each certificate then outstanding representing the Ordinary Shares and/or Preference Shares shall automatically represent from and after the Effective Time that number of shares of the Corporation’s Existing Common Stock equal to the number of shares shown on the face of the certificate (subject to adjustment to reflect to the Stock Split below).

(b) Reverse Stock Split. At the Effective Time and immediately following the Conversion, each then outstanding share of the Corporation’s Common Stock (the “Existing Common Stock”) shall be, without further action by the Corporation or any of the holders thereof, changed and converted into 0.12759 shares of Common Stock. Each certificate then outstanding representing shares of Existing Common Stock shall automatically represent from and after the Effective Time that number of shares of Common Stock equal to the number of shares shown on the face of the certificate multiplied by 0.12759.

(c) No Fractional Shares After Stock Split. Notwithstanding the foregoing, in the event that the Stock Split would result in any holder of shares of Common Stock holding a fractional share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of (x) such fraction multiplied by (y) the per share price, as set forth in the Underwriting Agreement, at which the underwriters intend to initially offer shares of Common Stock for sale to the public in the proposed IPO. All shares of Common Stock (including fractions thereof) issuable upon the Stock Split to a holder thereof shall be aggregated for purposes of determining whether the conversion would result in a holder of shares of Common Stock holding a fractional share of Common Stock. “IPO” means the initial offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

(d) Surrender and Issuance of New Certificates After Stock Split. Each holder of a share of Common Stock issued pursuant to paragraph (b) above, upon surrender at the office of the Corporation or its transfer agent of the certificate or certificates representing shares of Common Stock in such holders name, or upon notifying the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executing an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, will be entitled to receive, as soon as practicable after the conversion and such surrender or such agreement and indemnification in the case of a lost certificate, a certificate or certificates evidencing the number of whole shares of Common Stock issued by reason of such conversion in such name or names and such denomination or denominations as such holder has specified.

(e) No Charge to Holders. The issuance of certificates for whole shares of Common Stock upon the Stock Split shall be made without charge to the holders of such Common Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such Conversion, Stock Split and the related issuance of shares of Common Stock. Upon the Stock Split, the Corporation shall take all such actions as are necessary in order to insure that the whole shares of Common Stock issued with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Section 1. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office.

Section 3. Classes of Directors. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, hereby designated Class I, Class II and Class III.

Section 4. Election and Term of Office. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. The term of office of the initial Class I directors shall expire at the first succeeding annual meeting of stockholders after the Effective Time, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders after the Effective Time and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders after the Effective Time. For the purposes hereof, the initial Class I directors shall be Mr. James Sperans and Mr. Chen-Ming Yu. The initial Class II directors shall be Ms. Mary Taylor Behrens and Mr. Anthony Krizman. The initial Class III directors shall be Mr. Robert Flanagan, Mr. Jeffrey Yordon and Dr. Frank Kung. At each annual meeting of stockholders, directors elected to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 5. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by the Board of Directors (and not by stockholders), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified. A director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 6. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, a director may be removed from office only for cause, at a meeting called for that purpose, by the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Section 7. Bylaws. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws. The affirmative vote of a majority of the directors then in office shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend, alter or repeal any provisions of the Bylaws of the Corporation.

Section 8. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE SEVEN

To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to any act, omission or other matter occurring prior to the time of such repeal or modification.

ARTICLE EIGHT

Subject to the rights of the holders of any series of Preferred Stock, the stockholders of the Corporation must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied; provided, however, that, notwithstanding the foregoing, the stockholders of the Corporation may take an action by written consent in lieu of a meeting if such action is recommended by a resolution adopted by the affirmative vote of all of the directors then in office. Except as otherwise required by law, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board of Directors or pursuant to a resolution adopted by a majority of the total number of directors then in office.

ARTICLE NINE

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend, alter, change or repeal any provision of ARTICLE SIX, SEVEN, EIGHT, NINE or TEN of this Certificate of Incorporation and the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, other than shares owned by any Interested Stockholder, shall, voting together as a single class, be required to adopt any provision inconsistent with, to amend, alter, change or repeal any provision of ARTICLE NINE of this Certificate of Incorporation.

ARTICLE TEN

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE ELEVEN

The name and mailing address of the sole incorporator are as follows:

Barbara Beach

300 North LaSalle Street

Chicago, Illinois 60654

ARTICLE TWELVE

The effective date of the incorporation shall be April 26, 2011 at 7:00 a.m. Eastern Standard Time (the “Effective Time”).

* * * * * * * * * * *

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 25th day of April, 2011.

/s/ Barbara Beach
Barbara Beach, Sole Incorporator